Exhibit 3.2

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WORLDPAY, INC.

Filed pursuant to Sections 242 and 245 of the Delaware General Corporation Law

WORLDPAY, INC. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.	The name of the Corporation is Worldpay, Inc. The corporation was originally incorporated under the name of Advent-Kong Blocker Corp. on March 25, 2009.

2.

This Amended and Restated Certificate of Incorporation was duly adopted by the written consent of the Board of Directors of the Corporation and approved by the sole shareholder of the Corporation in accordance with the applicable provisions of Sections 228, 242 and 245 of the DGCL.

3.	The text of the Certificate of Incorporation is hereby amended and restated in its entirety as set forth below.

4.	This Amended and Restated Certificate of Incorporation shall become effective immediately upon filing with the Secretary of State of the State of Delaware.

ARTICLE I.

The name of the corporation is: Worldpay, Inc. (the “Corporation”).

ARTICLE II.

The address of the registered office of the Corporation in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware, 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III.

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV.

Section 1. Corporation Common Stock. The total number of shares of stock which the Corporation shall have authority to issue is 319,049,772 shares of Class A common stock, par value one cent ($0.01) per share (“Corporation Common Stock”). All shares of Corporation Common Stock shall have identical rights and preferences. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets of the Corporation to be distributed to the holders of the capital stock of the Corporation shall be distributed ratably among the holders of the shares of Corporation Common Stock. Except as required by law, the voting power of the Corporation shall be vested in the Corporation Common Stock.

Section 2. SAYE Plans.

(a)

In this Article IV, reference is made to the Merger Agreement, dated as of March 17, 2019, by and among Fidelity National Information Services, Inc. (“FIS”), Wrangler Merger Sub, Inc. (“Merger Sub”) and the Corporation (the “Merger Agreement”), pursuant to which, on July 31, 2019, Merger Sub merged with and into the Corporation (the “Merger”). Capitalized terms, not otherwise defined, used in this Article IV shall have the meanings set forth in the Merger Agreement. A copy of the Merger Agreement shall be kept on file at the Corporation and shall be made available to any holder of awards, options or other securities (collectively, the “Corporation SAYE Awards”) issued or granted pursuant to the Corporation’s Save as You Earn Plan (the “Corporation SAYE”) and/or any holder of awards, options or other securities (collectively, the “WP PLC SAYE Awards” and together with the Corporation SAYE Awards, the “SAYE Awards”) under the Worldpay Group plc Savings-Related Share Option Scheme (the “WP PLC SAYE”, and together with the Corporation SAYE, the “SAYE Plans”).

(b)

Notwithstanding any other provision of this certificate of incorporation, if any shares of Corporation Common Stock are issued to any person (other than FIS or its designee) (the “New Holder”) pursuant to or upon exercise of any SAYE Awards granted or issued pursuant to the SAYE Plans, following the Effective Time, such shares of Corporation Common Stock (the “SAYE Shares”) shall be immediately and automatically transferred to FIS and in consideration of such transfer such New Holder shall be entitled to receive from FIS such number of shares of common stock of FIS (“FIS Common Stock”) and the payment of such amount in cash as such New Holder would have been entitled to receive as Merger Consideration for such SAYE Shares if such SAYE Shares were outstanding immediately prior to the Effective Time in accordance with the Merger Agreement. To the fullest extent permitted by applicable law, such immediate and automatic transfer shall not require any further action by the New Holder or any other person.

(c)

If, as compared to immediately prior to the Effective Time, the outstanding shares of FIS Common Stock or the number of shares of Corporation Common Stock issuable pursuant to or upon exercise of the SAYE Awards shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of SAYE Awards under the SAYE Plans, as applicable, the same per share economic effect as if such holders had exercised such SAYE Awards prior to such event.

(d)

To give effect to any transfer required by this Article IV, each New Holder shall appoint each officer of the Corporation, or any other person nominated by the Corporation, as attorney or agent for such New Holder to execute and deliver as transferor a stock power and any other form of transfer or instructions of transfer on behalf of the New Holder (or any subsequent holder or any nominee of such New Holder or any such subsequent holder) in favor of FIS (or as FIS shall otherwise determine), as applicable and do all such other things and execute and deliver all such documents as may in the absolute discretion of the attorney or agent be necessary or desirable to transfer the SAYE Shares to FIS (or as FIS shall otherwise direct), as applicable, and pending such transfer to exercise all such rights to the SAYE Shares as FIS may direct. For the avoidance of doubt, the New Holder (or any subsequent holder or any nominee of such New Holder or any such subsequent holder) shall not thereafter (except to the extent that the attorney or agent fails to act in accordance with the directions of FIS) be entitled to exercise any rights attaching to the SAYE Shares unless so agreed by FIS. The Corporation may give good receipt for the purchase price of the SAYE Shares and may register FIS (or as FIS shall otherwise direct) as holder of the SAYE Shares and issue to it certificates for the same. The Corporation shall not be obliged to issue a certificate to the New Holder (or any subsequent holder or any nominee of such New Holder or any such subsequent holder) for any SAYE Shares. FIS shall send, or direct the sending of, a check to the New Holder (or any subsequent holder or any nominee of such New Holder or any such subsequent holder) in respect of the Cash Consideration of the Merger Consideration and FIS shall deliver or cause to be delivered to the New Holder such number of shares of FIS Common Stock comprising the Share Consideration of the Merger Consideration within 14 days of the date on which the SAYE Shares are issued to the New Holder (or any nominee of such New Holder) and automatically transferred to FIS pursuant to this Article IV.

(e)

Following such time when there are no longer any holders of outstanding SAYE Awards under the SAYE Plans and any SAYE Shares issued pursuant to or upon exercise of any SAYE Awards have been transferred to FIS, this Section 2 of Article IV shall be deemed to be void and of no further force or effect.

ARTICLE V.

In furtherance and not in limitation of the powers conferred by statute, the by-laws of the Corporation may be made, altered, amended or repealed by the stockholders or by a majority of the board of directors of the Corporation.

ARTICLE VI.

Unless and to the extent that the by-laws of the Corporation shall so require, elections of directors of the Corporation need not be by written ballot.

ARTICLE VII.

To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for any matter in respect of which such director shall be liable under Section 174 of the DGCL or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. If the DGCL is amended to eliminate or further limit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL. The Corporation may (by bylaw, resolution, agreement or otherwise) indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor to the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation. Neither amendment nor repeal of this Article VII nor the adoption of any provision of this Certificate of Incorporation of the Corporation inconsistent with this Article VII shall eliminate or reduce the effect of this paragraph in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on July 31, 2019.

WORLDPAY, INC.

By:	/s/ Marc M. Mayo
Name: Marc M. Mayo
Title: Corporate Executive Vice President and Chief Legal Officer